                                                                 EXHIBIT 10.6.21

June 19, 2002

Ernest K. Hauser
C/o PG&E National Energy Group Company
7500 Old Georgetown Road
Bethesda, MD  20814

         Re:      Agreement under FT-A Rate Schedule

Dear Mr. Hauser:

         Reference is made to the following documents:

          (a)  proposed Gas  Transportation  Agreement  (For Use under FT-A Rate
               Schedule),  together with the Firm Transportation Negotiated Rate
               Letter  Agreement  (collectively,  the "FT-A  Agreement"),  to be
               entered   into   between    Tennessee   Gas   Pipeline    Company
               ("Transporter") and Selkirk Cogen Partners, L.P. ("Shipper");

          (b)  Gas   Transportation   Agreement  (For  Use  Under  NET-284  Rate
               Schedule),  dated  January  6,  2000 (the  "NET-284  Agreement"), between Transporter and Shipper;

          (c)  Firm Natural Gas Transportation  Agreement,  dated April 18, 1991
               (the "NET-EU  Agreement"),  between  Transporter and Shipper (the
               NET-EU   Agreement,   the  NET-284   Agreement   and,   upon  its
               effectiveness,  the FT-A  Agreement  are  sometimes  collectively referred to as the "Gas Transportation Agreements");

          (d)  Consent and  Agreement,  dated August 14, 1994, as confirmed by a
               Confirmation  Agreement  dated  April 14,  1994 (the  "Consent"), between  Transporter,  Shipper, and the "Agent" and its successor
               "New Agent" as identified in the Consent.

     The purpose of this letter is to affirm Transporter's understandings as set forth below.

          (1)  Transporter hereby confirms for the benefit of the parties to the
               Consent that the NET- EU Agreement  was  succeeded by the NET-284
               Agreement, and that upon effectiveness of the FT-A Agreement, the
               FT-A Agreement will succeed the NET-284  Agreement,  and that the relationship  of  Transporter  and  Shipper  with  respect to the

Re:  Agreement under FT-A Rate Schedule
June 19, 2002

               transportation  of 21,000 Dth per day as described in each of the
               NET- EU Agreement,  the NET-284  Agreement and the FT-A Agreement
               shall be governed solely by the FT-A Agreement upon effectiveness of the FT-A  Agreement in  accordance  with the terms of the FT-A
               Agreement.  Transporter affirms that the "Unit 1 Firm Natural Gas
               Transportation  Agreement"  as that  term is used in the  Consent means the  NET-EU  Agreement  prior to the  effectiveness  of the
               NET-284  Agreement and thereafter to the NET-284  Agreement,  and that upon the effectiveness of the FT-A Agreement, the term "Unit
               1 Firm  Natural  Gas  Transportation  Agreement"  as  used in the
               Consent shall mean the FT-A Agreement.

         Please acknowledge your acceptance of the foregoing by countersigning below.

         Very truly yours,

         TENNESSEE GAS PIPELINE COMPANY

         By: /s/ J.P. DICKERSON
             ------------------
         Name:  J.P. Dickerson
         Title: Vice President

         Acknowledged this 28th day of June:

         SELKIRK COGEN PARTNERS, L.P.
         By JMC Selkirk, Inc., its managing general partner

         By: /s/ E.K. HAUSER
             ---------------
         Name:   Ernest K. Hauser
         Title:  Senior Vice President